EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-160201 and 333-164606 on Form S-8, of our reports dated February 16, 2011, relating to the (1) consolidated financial statements and financial statement schedule of Mead Johnson Nutrition Company and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the financial statement allocations of expenses from Bristol-Myers Squibb Company in 2008) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Mead Johnson Nutrition Company for the year ended December 31, 2010.

/s/    DELOITTE & TOUCHE LLP

Chicago, Illinois

February 16, 2011